ASSIGNMENT AND ASSUMPTION AGREEMENT

This AGREEMENT made as of the 31 day of March, 2006.

BETWEEN:

RECONNAISSANCE ENERGY CORPORATION

("Assignor")

AND:

LEROY VENTURES INC.

("Assignee")

WHEREAS:

A.

the Assignor is a party to a Joint Venture Agreement with Arapahoe Energy Corporation ("Arapahoe") the terms of which are set out in a letter agreement between the Assignor and Arapahoe dated March 3, 2006 and an undated joint venture memorandum titled "Joint Venture Letter of Intent" which was first transmitted by Arapahoe to the Assignor on February 27, 2006, copies of which are attached as Schedule 11 to this Agreement (collectively, the "Sarcee Joint Venture Agreement");

B.

the Assignor has agreed to assign to the Assignee, and the Assignee has agreed to accept the assignment from the Assignor, of all of the Assignor's rights and obligations under the Sarcee Joint Venture Agreement on the terms and conditions set out below in this Agreement; and

C.

the Assignor has secured the consent of Arapahoe to the assignment of the Sarcee Joint Venture Agreement to the Assignee.

NOW THEREFORE IN CONSIDERATION of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.

INTERPRETATION

1.1

Definitions.

In this Agreement, unless the context otherwise requires:

(a)

"Agreement" means this assignment agreement, including any and all appendices, schedules, supplements and amendments hereto, from time to time;

(b)

"Closing" means the act of the Assignee making the Initial Payment to the Assignor;

(c)

"Closing Date" means the date of the first business day that is seven days after and excluding the date on which the Assignee receives notice from the Exchange that this Agreement has been accepted for filing, or such later date as may be agreed to by the Parties;

(d)

"Exchange" means the TSX Venture Exchange;

(a)

"Contingent Payment" means a payment in the amount of $375,000, and in addition to the Initial Payment, to be made by the Assignee to the Assignor pursuant to and on the conditions set out in section 4.3(b);

(e)

"Initial Payment" means a cash payment in the amount of $375,000 made by the Assignee to the Assignor pursuant to section 4.3(a);

(f)

"Parties" or "Party" means the Assignor, the Assignee or both, as the context requires; and

(g)

"Property" means the land interests described on Schedule "A" to the undated joint venture memorandum titled "Joint Venture Letter of Intent" which was first transmitted by Arapahoe to the Assignor on February 27, 2006 and that forms part of the Sarcee Joint Venture Agreement, and any other lands in which the Assignee holds any petroleum rights from time to time that are in the AMI as defined in the Sarcee Joint Venture Agreement.

1.2

Time is of the essence of this Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

1.3

This Agreement is to be read with all changes in gender or number as required by the context.

1.4

The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

1.5

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful currency of Canada.

1.6

All payments made under this Agreement will be made in the form of a bank draft, certified cheque or wire transfer from a Canadian chartered bank.

1.7

This Agreement, any amendment, addendum or supplement hereto, and all other documents relating hereto will be governed by and construed in accordance with the internal laws of the Province of British Columbia, and the federal laws of Canada applicable therein, governing contracts made and to be performed wholly therein, and without reference to its principles governing the choice or conflict of laws. The parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia, sitting in the City of Vancouver, with respect to any dispute related to or arising from this Agreement.

2.

REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGEMENTS OF THE ASSIGNOR

2.1

The Assignor acknowledges, represents, warrants and covenants to and with the Assignee that, as at the date given above and at the Closing:

(a)

the Assignor has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto, and it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation, and all necessary approvals by its directors, shareholders and others have been given to authorize the execution of this Agreement on behalf of the Assignor;

(b)

the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Assignor, or of any agreement, written or oral, to which the Assignor, is a party or by which it is bound;

(c)

this Agreement has been duly executed and delivered by the Assignor and constitutes a legal, valid and binding obligation of the Assignor enforceable against the Assignor in accordance with its terms;

(d)

to the best of the knowledge of the Assignor, the Sarcee Joint Venture Agreement constitutes legal, valid and binding obligations of the Assignor and Arapahoe, enforceable against such parties accordance with its terms, and that both the Assignor and Arapahoe are in compliance with their respective obligations under the Sarcee Joint Venture Agreement; and

(e)

the Assignor has received verbal assurances from senior officers of Arapahoe confirming that Arapahoe consents to the herein contemplated assignment and will, when called upon to do so, confirm such consent in writing in the manner contemplated in this Agreement.

2.2

The Assignor agrees that the above representations, warranties, covenants and acknowledgements in this subsection will be true and correct both as of the execution of this Agreement and as of the day of Closing.

2.3

The foregoing representations, warranties, covenants and acknowledgements are made by the Assignor with the intent that they be relied upon by the Assignee in determining whether to enter into this Agreement. The Assignor undertakes to notify the Assignee immediately of any change in any representation, warranty or other information relating to the Assignor set forth herein which takes place prior to the Closing.

3.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ASSIGNEE

3.1

The Assignee represents and warrants to the Assignor as follows:

(a)

the Assignee has been duly incorporated and organized and is a valid and subsisting company under the laws of the Province of British Columbia, and is duly qualified to carry on business in the Province of British Columbia and in each other jurisdiction, if any, wherein the carrying out of the activities contemplated makes such qualifications necessary;

(b)

the Assignee is a reporting issuer not in default of any material requirement under the Securities Act (British Columbia), and the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions and rulings issued or adopted by the British Columbia Securities Commission, all as amended;

(c)

the Assignee has the corporate capacity and authority to execute and deliver this Agreement and to observe and perform its obligations hereunder;

(d)

the Assignee has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Assignee enforceable against the Assignee in accordance with its terms;

(e)

there is no ongoing action, suit, proceeding, or claim, nor, to the best of the Assignee's knowledge, is there any application, complaint or investigation pending or threatened, before any court, regulatory body, governmental or non-governmental body against the Assignee, and the Assignee is not subject to any judgment, order, writ, injunction, decree or award of any governmental authority to which it is subject; and

the Assignee has not made an assignment in bankruptcy nor has a receiver been appointed in respect of the Assignee's assets, and, to the best of the Assignee's knowledge, no proceedings have been commenced against the Assignee or are threatened to be commenced, that could result in the Assignee making an assignment in bankruptcy or a receiver being appointed in respect of the Assignee's assets.

3.2

The Assignee agrees that the above representations, warranties, covenants and acknowledgements in this subsection will be true and correct both as of the execution of this Agreement and as of the day of Closing.

3.3

The foregoing representations, warranties, covenants and acknowledgements are made by the Assignee with the intent that they be relied upon by the Assignee in its decision to enter into this Agreement. The Assignee undertakes to notify the Assignor immediately of any change in any representation, warranty or other information relating to the Assignee set forth herein which takes place prior to the Closing.

4.

ASSIGNMENT AND ASSUMPTION

4.1

Assignment by Assignor. From and after the Closing, the Assignor will irrevocably grant, assign and set over unto the Assignee all of its right, title, benefit and interest in, under and to the Sarcee Joint Venture Agreement to have and to hold with full power to the Assignee to take all such measures for the enjoyment of the rights under the Sarcee Joint Venture Agreement as the Assignor might take.

4.2

Agreement by Assignee to Assume Assignor Obligations. This Agreement is made by the Assignor and accepted by the Assignee subject to all of the obligations and liabilities of the Assignor under the Sarcee Joint Venture Agreement to be performed or fulfilled as of the date hereof, which, from and after the Closing, the Assignee will expressly assume and undertake to pay, satisfy, discharge, perform and fulfil all as fully and to the same extent as if the Assignee had been an original party to the Sarcee Joint Venture Agreement instead of, and not in addition to, the Assignor.

4.3

Cash Payments. The Assignee will make up to two payments to the Assignor as follows:

(a)

on the Closing Date the Assignor will make the Initial Payment to the Assignee; and

(b)

if and when, an independent engineering report prepared substantially in accordance with National Instrument 51-101 (or any successor instrument) reports proven gas reserves on the Property of not less than 3.0 billion cubic feet (net to the Assignee) or an equivalent amount of oil (measure by volume using industry standard equivalency ratios), the Assignor will, within 15 days following such report being disclosed to the Assignor or the Assignee, make the Contingent Payment to the Assignee.

4.4

Expenses. With the exception of the out-of-pocket expenses (including legal fees and disbursements) incurred in connection with preparing and attending to the execution and delivery of this Agreement and the documents delivered at the Closing of the transactions contemplated hereunder, which expenses will be born by the Assignee, each Party will be solely responsible for its expenses in connection with this Agreement.

5.

INDEMNITIES

5.1

Indemnification from the Assignor. The Assignor will indemnify and save harmless the Assignee from and against all suits, claims, demands, liabilities, losses and expenses which the Assignee may suffer, incur or sustain resulting or arising from:

(a)

any act or thing done or omitted to be done by the Assignor in relation to the Sarcee Joint Venture Agreement, up to and on, but not after, the Closing Date, including any breach or alleged breach by the Assignor of any laws applicable to the Sarcee Joint Venture Agreement; or

(b)

any non-fulfilment of any covenant or agreement or any breach of or incorrectness in any representation or warranty by or of the Assignor contained in this Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of the Assignee and every defence and immunity of whatsoever nature applicable to the Assignee or to which the Assignee is entitled under this Agreement will also be available and extend to protect every director, officer, employee, agent or independent contractor from time to time of the Assignee.

5.2

Indemnification from the Assignee. The Assignee will indemnify and save harmless the Assignor from and against all suits, claims, demands, liabilities, losses and expenses which the Assignor may suffer, incur or sustain resulting or arising from:

(a)

any act or thing done or omitted to be done by the Assignee in relation to the Sarcee Joint Venture Agreement on or after the Closing Date, including any breach or alleged breach by the Assignee of any laws applicable to the Sarcee Joint Venture Agreement; or

(b)

any non-fulfilment of any covenant or agreement or any breach of or incorrectness in any representation or warranty by or of the Assignee contained in this Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of the Assignor and every defence and immunity of whatsoever nature applicable to the Assignor or to which the Assignor is entitled under this Agreement will also be available and extend to protect every employee, agent or independent contractor from time to time of the Assignor.

6.

CONDITIONS PRECEDENT

6.1

Assignee's Conditions Precedent. The obligation of the Assignee to complete the assignment of the Sarcee Joint Venture Agreement on the Closing Date as contemplated by this Agreement is subject to the satisfaction of the following conditions precedent:

(a)

the Exchange will have accepted for filing this Agreement;

6.3

Exchange Acceptance. The Parties acknowledge that the Assignee's obligations under this Agreement are subject to the condition precedent that the Exchange accepts for filing this Agreement and the Offering. The Assignee will make all reasonable commercial efforts to obtain such acceptance as soon as reasonably practicable following the execution and delivery of this Agreement by the Assignor. The Assignor agrees to fully cooperate with the Assignee and provide such information and documentation in the possession of the Assignor as the Assignee may reasonably require in support of the Assignee's application for Exchange acceptance, provided that the Assignee will reimburse the Assignor for all reasonable out-of-pocket expenses incurred by the Assignor in this regard.

7.

CLOSING

7.1

Closing Deliveries. The Closing will take place on the Closing Date at 10:00 a.m. (Pacific Time) at Suite 3000 – 1055 West Georgia Street, Vancouver, British Columbia, or at such other place, date and time as the Parties mutually agree upon in writing. On Closing:

(a)

the Assignee will deliver to the Assignor, (i) an Instrument of Assignment and Assumption in the form attached as Schedule f to this Agreement dated as of the Closing Date and duly executed by an authorized signatory of the Assignee, and (ii) the Initial Payment; and

(b)

the Assignor will deliver to the Assignee an Instrument of Assignment and Assumption in the form attached as Schedule II to this Agreement dated as of the Closing Date and duly executed by an authorized signatory of the Assignor and an authorized signatory of Arapahoe.

In addition to the foregoing, each Party will deliver to the other such documents, consents and certificates as are reasonably required to fulfill such Party's obligations under this Agreement, as well as any other documents which any of the other Party may reasonably require to give effect to the terms and intentions hereof, having regard to transactions of like nature.

7.2

"Drop-Dead Date". Notwithstanding any other provision of this Agreement, if, through no fault of the Assignor, the Closing under this Agreement has not completed by May 10, 2006, then the Assignor will, at its option, have the right to terminate this Agreement and, in such circumstances, if the Assignor gives notice to the Assignee of its decision to terminate this Agreement by exercising such option, then this Agreement will be of no further force or effect.

7.3

Survival. Sections 2, 3 and 4.4 will survive and remain in full force and effect for a period of two years following the Closing. Sections 4.3(b) and 5 will survive and remain in full force and effect for a period of ten years following the Closing.

8.

GENERAL

8.1

Further Assurances. Each Party will execute all further documents and give such further assurances as the other Party may reasonably require in order to carry out the terms and intention of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which shall constitute one and the same agreement This Agreement may be delivered by fax or e-mail.

8.2

Notice. Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be delivered or telecopied to such Party at the address for such Party specified above. The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered or, if given by telecopier, will be deemed conclusively to be the next business day. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

8.3

Entire Agreement. This Agreement constitutes the entire agreement between the Parties and replaces and supersedes all agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or express or implied, statutory or otherwise, between the Parties with respect to the subject matter herein.

8.4

Character of Agreement. The rights, privileges, duties, obligations and liabilities of the Parties are only such as are explicitly stated in this Agreement and, except as otherwise explicitly provided, are separate and not joint or collective. In addition, except as explicitly provided, no fiduciary, agency, partnership or confidential relationship of any kind exists between the parties to his Agreement, nor will such relationships hereafter come into existence, arise or be implied, or be deemed to exist, arise or be implied, by reason of any conduct, fact or circumstance whatsoever.

8.5

Amendment. No amendment, supplement or restatement of any provision of this Agreement is binding unless it is in writing and signed by each person who is a party to this Agreement at the time of the amendment, supplement or restatement.

8.6

Assignment and Enurement. Except as otherwise specifically provided for in this Agreement, no Party may assign all or any part of this Agreement without the prior written consent of the other Party, not to be unreasonably withheld or delayed. Any attempt to assign any of the rights or to delegate or subcontract any of the duties or obligations of this Agreement without such prior written consent is void. This Agreement enures to the benefit of and binds the Parties and their respective successors and permitted assigns.

8.7

Severability. Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)

the legality, validity or enforceability of the remaining provisions of this Agreement, or

(b)

the legality, validity or enforceability of that provision in any other jurisdiction.

except that if:

(c)

on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, then the other provision will be deemed also to be invalid or unenforceable. and

(d)

as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and if, as a result of this section, the basic intentions of the Parties in this Agreement are entirely frustrated, then the Parties will use ail reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

8.8

Taxes. All taxes payable in connection with the assignment of the Sarcee Joint Venture Agreement will be borne by the Assignee.

8.9

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

RECONNAISSANCE ENERGY CORPORATION

Per:

LEROY VENTURES INC.

Per:

LEROY VENTURES INC.

SCHEDULE I

INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

RECONNAISSANCE ENERGY CORPORATION (the "Assignor")

LEROY VENTURES INC. (the "Assignee")

DATE: ¨ , 2006.

RE: The Assignment Agreement between the Assignor and the Assignee made as of March , 2006 the ("Assignment Agreement")

WHEREAS:

A.

the Assignor is a party to a joint venture agreement with Arapahoe Energy Corporation ("Arapahoe") of Calgary, Alberta, the terms of which are set out in a letter agreement between the Assignor and Arapahoe dated March 3, 2006 and an undated joint venture memorandum titled "Joint Venture Letter of Intent" which was first transmitted by Arapahoe to the Assignor on February 27, 2006, copies of which are attached as Schedule II to the Assignment Agreement;

B.

the Assignor has agreed to assign to the Assignee, and the Assignee has agreed to accept the assignment from the Assignor, of all of the Assignor's rights and obligations under the Sarcee Joint Venture Agreement; and

C.

Arapahoe has agreed to consent to such an assignment.

NOW THEREFORE:

1.

Assignment by Assignor. The Assignor hereby irrevocably grants, assigns and sets over unto the Assignee all of the Assignor's right, title, benefit and interest in, under and to the Sarcee Joint Venture Agreement to have and to hold with full power to the Assignee to take all such measures for the enjoyment of the rights under the Sarcee Joint Venture Agreement as the Assignor might take.

2.

Agreement by Assignee to Assume Assignor Obligations. The Assignee hereby expressly confirms that all of the obligations and liabilities of the Assignor under the Sarcee Joint Venture Agreement to be performed or fulfilled as of and from the date hereof have been assumed by the Assignee, and the Assignee hereby expressly assumes and undertakes to pay, satisfy, discharge, perform and fulfil all as fully and to the same extent as if the Assignee had been an original party to the Sarcee Joint Venture Agreement instead of, and not in addition to, the Assignor.

3.

Status of the Sarcee Joint Venture Agreement. Each of the signatories to this instrument agrees that the Sarcee Joint Venture Agreement is in full force and effect, unamended and unmodified save as amended by this Instrument, and that the Sarcee Joint Venture Agreement and this Instrument will henceforth be read together.

4.

Arapahoe Confirmation. Arapahoe hereby confirms that it has consented to the assignment of the Sarcee Joint Venture Agreement from the Assignor to the Assignee, and that the Assignor is released and discharged from the performance of any and all of the Assignor's obligations and liabilities under the Sarcee Joint Venture Agreement and all claims and demands whatsoever in respect thereof.

RECONNAISSANCE ENERGY CORPORATION

Per:

 Authorized Signatory

LEROY VENTURES INC.

Per:

 Authorized Signatory

ARAPAHOE ENERGY CORPORATION

Per:

 Authorized Signatory

Schedule II
Sarcee Joint Venture Agreement

See the attached copies of the letter agreement between the Assignor and Arapahoe dated March 3, 2006 and the undated joint venture memorandum titled "Joint Venture Letter of Intent" which was first transmitted by Arapahoe to the Assignor on February 27, 2006
(collectively, the "Sarcee Joint Venture Agreement")

RECONNAISSANCE ENERGY CORPORATION

15567 Marine Drive
White Rock, B.C., Canada V4B 1C9
Phone: (604) 5414415 Fax (604) 541-1416 Cell: (604) 761-7500

March 3, 2006

Arapahoe Energy Corporation

Suite 700, 602 —12th Avenue SW

Calgary, AB T2R 1J3

Attention: Mr. Jeffrey L. Standen

Dear Sir:

We have for consideration your draft proposal for a joint venture between Arapahoe Energy Corporation ("Arapahoe") and Reconnaissance Energy Corporation ("Reconnaissance") relative to the lands contained with the Tsuu T’ina First Nation Reserve Area which Reserve lies within township 23 ranges 2, 3 and 4 W5M in the Province of Alberta (herein referred to as the "Tsuu T’ina Lands"). Reconnaissance is prepared to complete a Joint Venture Agreement with Arapahoe relative to the Tsuu T’ina lands along the lines set forth in your proposed Joint Venture Letter of Intent which you transmitted to us on February 27, 2006 (the "Proposal"), subject to the following understandings:

1.

The capitalized terms used herein shall have the same, meaning herein as that ascribed to them in your Proposal, unless expressly stated to the contrary.

2.

it is the overall intent of the Araphoe/Reconnaissance Joint Venture Agreement that Reconnaissance will do the following:

(a)

reimburse Arapahoe for cone-half of the actual costs incurred and paid by Arapahoe to the Tsuu T’ina First Nation, and/or Indian Oil and Gas Canada (IOGC) and/or Tsuu T’ina Energy Corporation to acquire the leasehold rights and farmin agreements now held by Arapahoe or acquired by Arapahoe with respect to the Tsuu T’ina, Lands during the term of this Joint Venture Agreement up to a maximum gross amount of $4,000,000; i.e. Reconnaissance one-half share maximum - $2,000,000. Upon completion of its due diligence with respect to Arapahoe's leasehold rights and confirmation of leasehold payments by Arapahoe as above provided, Reconnaissance will pay to Arapahoe the amount of $1,000,000 in the form of an advance on the aforesaid reimbursement due to Arapahoe; and

(b)

assume and agree to pay one-half of the actual cost incurred by Arapahoe to conduct the intended 313 seismic program on the Tsuu T’ina Lands. Such seismic program is expected to cover approximately 13.50 square miles and cost approximately $2,900,000. (Reconnaissance estimated one-half share, approximately $1,450,000.). Arapahoe will provide to Reconnaissance a program description and an AFE for the said seismic program which AFE Reconnaissance agrees to sign upon completion of its due diligence hereunder; and

(c)

drill two Test Wells on the Tsuu T'ina Lands free of cost risk and expense to Arapahoe. Each Test Well shall be drilled to Contract Depth, logged and tested in accordance with good and established oilfield practice and to the reasonable satisfaction of Arapahoe including the taking of cores from all coal beds indicated as present within the Horseshoe Canyon formation.

The Test Wells will be operated by Arapahoe for the account of Reconnaissance. Each Test Well will be commenced by Arapahoe as soon as Arapahoe and Reconnaissance have signed the AFE's therefor. Arapahoe will use reasonable efforts within good oilfield practice to commence both Test Wells prior to January I, 2007.

3.

Upon completion of the undertakings by Reconnaissance as set forth in subclauses 2(a) (b) and (c) above, Reconnaissance will do either of the following:

a.

pay to Arapahoe any balance then owing pursuant to said subclause 2.(a) over and above the $1,000,000 advanced by Reconnaissance pursuant to said subclause 2 (a);

or

b.

undertake to pay Arapahoe's share of dolling costs incurred by Arapahoe with respect to joint wells drilled by Reconnaissance and Arapahoe on the Tsuu T’ina Lands subsequent to the drilling of the Test Wells hereunder until such amount of Arapahoe's share of drilling costs assumed by Reconnaissance equals the balance owing by Reconnaissance to Arapahoe pursuant to subclause 2.(a) hereof.

Thereafter and otherwise, Reconnaissance and Arapahoe will be joint and equal participants with respect to the Tsuu T’ina lands and all Leases, Lands and agreements related thereto. Reconnaissance – 50% and Arapahoe – 50% shall share in all benefits and assume all obligations with respect to the Tsuu T’ina Lands including the non-convertible overriding royalty payable to Tsuu T’ina Energy Company as applicable and the 3.00% non-convertible overriding royalty payable to Owl Energy Ltd.

4.

The entire area contained within the Tsuu T’ina Lands shall be an Area of Mutual Interest ("AMI”) to Arapahoe – 50% and Reconnaissance – 50%. The said AMI shall terminate one year following rig release date of the last drilled Test Wells or December 31, 2007 whichever is the later.

5.

All operations conducted by the parties to this Agreement shall be conducted in accordance with the provisions of the CAPL-1997 Farrmout and Royalty Procedure and the CAPL-1990 Operating Procedure which shall be completed by Reconnaissance and Arapahoe in a manner consistent with industry practice for such Procedures in ibis area of Alberta including the right of Reconnaissance to assign its interest, in whole or in part, to other parties prior to the drilling of the Test Wells. Thereafter Clause 2401 of the Alternate – B of the Operating Procedure shall apply.

6.

Notwithstanding that Reconnaissance and Arapahoe agree to forthwith diligently pursue completion of all formal documentation and due diligence work necessary to record the agreement intended and now reached between then as evidenced by Arapahoe's said Proposal contained in your Joint Venture Letter of Intent and amended by this letter, Reconnaissance considers your proposal and this letter to constitute an agreement binding on both Reconnaissance and Arapahoe, subject to all of the terms and conditions contained in the said Proposal as confirmed and amended by this letter.

It would be useful for our respective files if you will confirm by return letter, Arapahoe's acceptance and agreement with the foregoing.

Yours truly,

RECONNAISSANCE ENERGY CORPORATION

Craig A. Steinke - President

Agreement accepted this 3rd day of March 2006

By: PRESIDENT

Arapahoe Energy Corporation

JOINT VENTURE LETTER OF INTENT

BETWEEN:

ARAPAHOE ENERGY CORPORATION
(hereinafter referred to as "Arapahoe")

- and -

RECONNAISSANCE ENERGY CORPORATION
(hereinafter referred to as "Reconnaissance")

WHERAS:

Reconnaissance is a company that is interested in participating in the exploration, development, exploitation and production programs as well as Coal Bed Methane (CBM) projects in the Province of Alberta.

Arapahoe is a Calgary based junior oil and gas company that is exploring for and exploiting and developing CBM and oil and gas opportunities in the Province of Alberta, specifically on the Tsuu T'ina First Nation ("Sarcee Indian Reserve") immediately west of the City of Calgary, Alberta.

Arapahoe currently controls approximately 30,000 gross acres of petroleum and natural gas rights on the Sarcee Indian Reserve under various petroleum and natural gas leases (the "Lands"). The Lands are more particularly set forth and described in Schedule "A" attached hereto. Arapahoe is negotiating the acquisition of additional acreage on the Sarcee Indian Reserve. To date Arapahoe has invested or will have invested approximately $4,000,000 in land acquisition costs for CBM and other oil and gas opportunities on the Sarcee Indian Reserve. Arapahoe is currently expending approximately $2,900,000 in shooting and processing an 18.5 square mile 3D seismic program to aid in the evaluation of the CBM gas potential and other oil and gas potential on The Lands.

Arapahoe and Reconnaissance are interested in jointly exploring, developing and exploiting the CBM gas potential as well as exploring, developing and exploiting the other oil and gas potential on The Lands and/or additional lands on the Sarcee Indian Reserve in which Arapahoe may be able to secure additional working interests. An Area of Mutual Interest ("AMI") is hereby established between Arapahoe and Reconnaissance. The AMI comprises the entire Sarcee Indian Reserve which lies between Township 23, Ranges 3, 4 and 5 West of the Fifth Meridian (W5M) in the Province of Alberta. The Sarcee Indian Reserve AMI comprises approximately 69,120 gross acres;

THE GENERAL TERMS AND CONDITIONS OF THE AGREEMENT BETWEEN THE PARTIES HERETO ARE AS FOLLOWS:

1.

Reconnaissance will reimburse Arapahoe for 50% of the approximate 100% land costs already incurred by Arapahoe (approx. 100% cost is $4.0MM) payable $1.0MM immediately upon execution of a formal agreement and the balance to be applied by Reconnaissance to Arapahoe's net share of future drilling costs after Reconnaissance's commitment set out in clause 3 hereunder are met. If Arapahoe has not recovered any balance owing of the reimbursement amount referred to in this clause 1 within one (1) year from the date of execution of the formal agreement contemplated herein then Reconnaissance shall pay any outstanding balance owed in cash to Arapahoe at that time.

2.

Upon execution of a formal agreement by the parties hereto Reconnaissance will approve an AFE and pay Arapahoe for 50% of the actual costs for the 18.5 square mile 3D seismic program (CEE expenditure - estimated AFE costs for 100% are $2.9MM) currently being conducted on the The Lands and Leases.

3.

Upon execution of a formal agreement by the parties Reconnaissance will be obligated to pay 100% of the actual costs to drill two (2) vertical wells (the "Test Wells") on The Lands and Leases. The Test Wells will be located at mutually agreeable locations on The Lands and Leases and will each be drilled to a minimum depth sufficient to adequately test, core and evaluate the Horseshoe Canyon Formation coal seams or to a total depth of +/- 1,200 meters subsurface, whichever is the lesser depth ("Contract Depth"). Arapahoe will operate the Test Wells on behalf of the parties hereto.

4.

Upon Reconnaissance fulfilling the obligations set out in clauses 1, 2 and 3 above Reconnaissance will have earned a 50% working interest in all of The Lands and Leases set out in Schedule "A" attached hereto. Reconnaissance and Arapahoe will then participate in a 50% - 50% joint venture to explore, develop and exploit the CBM gas and other oil and gas potential on The Lands and Leases and within the established Sarcee Indian Reserve AMI. The parties will enter into an industry standard joint operating agreement which joint operating agreement will incorporate the current version of the CAPL Operating Procedure and the current version of the PASC Accounting Procedure, utilizing mutually agreeable rates and elections.

5.

A Right of First Refusal will exist in the relationship between the parties hereto. In the future if either Reconnaissance or Arapahoe determines that it does not wish to proceed with the further exploration, development and exploitation of the AMI lands or is unable to proceed for any reason whatsoever, including lack of finances, in the further exploration, development and exploitation of The Lands and Lease or any AMI Lands, or if either party wants to sell its working interest in any wells and/or any production already acquired through the

Arapahoe/Reconnaissance joint venture relationship, then the other party shall have the right of first refusal to purchase any or all of such interests from the other party.

6.

Prior to executing the formal agreement contemplated herein and at all times during the term of the agreement contemplated herein Arapahoe shall supply Reconnaissance and its representatives and consultants with access to all geological and geophysical information plus the opportunity to meet with the appropriate staff and consultants engaged by Arapahoe relating to the Sarcee Indian Reserve AMI. All information will be constituted as confidential and permission to release information related to any established joint venture or AMI partners will require both parties approvals. Upon Reconnaissance becoming Operator of the joint venture Arapahoe shall have the right to access all related G&G, reservoir and drilling information as a Joint Operator as defined in the governing Operating Agreements.

7.

This agreement and the contemplated formal agreement may be assigned by Reconnaissance to a third party(s) with the written approval being first obtained by Arapahoe, which approval will not be unreasonably withheld.

8.

Notwithstanding that a formal agreement incorporating the general terms and conditions contained in this Letter of Intent will be executed by the parties hereto this Letter of Intent when signed by the parties hereto shall constitute a firm and binding agreement/contract between the parties hereto

If the foregoing general terms and conditions contained in this Letter of Intent accurately reflect your understanding of the agreement reached between Arapahoe and Reconnaissance in this regard kindly indicate same by signing below in the space provide and returning one (1) signed copy of this agreement to the undersigned upon receipt of which formal documentation will be prepared for execution by the parties hereto.

Yours truly,

ARAPAHOE ENERGY CORPORATION

Jeffrey L. Standen

President

Agreed To And Accepted This

Day of February 2006.

Per:

RECONNAISSANCE ENERGY CORPORATION

SCHEDULE"A"

ATTACHED TO AND FORMING PART OF A LETTER OF INTENT DATED FEBRUARY 27, 2006 BETWEEN ARAPAHOE ENERGY CORPORATION AND RECONNAISSANCE ENERGY CORPORATION. (SARCEE INDIAN RESERVE).

THE LANDS AND LEASES (Subject to Alberta Crown Equiv. Lessor Royalty, 3.5% Non Convert.

GORR to Tsuu T'ina Energy Corporation and 3% Non Convert. Gorr to Owl Energy Ltd.

1.

Oil & Gas Lease # OL - 6068

TWP. 23., RGE. 3W5M

Sections: 28, 29, 30, 31, 32, 33

All P&NG Rights

2.

Oil & Gas Lease # OL-6173

TWP. 23, RGE. 3W5M

Sections, 4, 5, E1/2 7, 8, 9, 16, 21

All P&NG Rights excluding crude bitumen

TWP. 23, RGE. 4W5M

Sections: 2, 3, 11, 21, 22, 24, S1/2 &NE1/4 26, 27, 28, 29, 30, 31, 32, 33, 34, 35

All P&NG Rights excluding crude bitumen

TWP. 23, RGE3W5M Sections: 17, 18, 19, 20

All P&NG Rights from base of Mannville formation to basement, excluding crude bitumen

TWP. 23, RGE 4W5M Sections: 1, 10, 15, 25, 36

All P&NG Rights from base of Mannville formation to Basement, excluding crude bitumen

TWP. 23, RGE. 4W5M Sections: NW1/4 26

All P&NG Rights excluding Cardium and Belly River formations and excluding crude bitumen throughout.

TWP. 23, RGE. 4W5M Sections: 14

All P&NG Rights from surface to base of Mannville formation.

3.

Oil & Gas Lease # OL-6246

1WP. 23, RGE. 4W5MN

Sections: 4, 5, 6, 7, 9, 16, 20 All P&NG

4.

NEW LEASE (Currently being issued by IOGC)

TWP. 23, RGE. 3W5M

Sections: 6, W1/2 7

All P&NG base of Turner Valley to Basement

TWP.23, RGE. 3W5M

All P&PNG Surface to Base of Mannville formation

TWP. 23, RGE. 4W5M Sections: 12, 13, 23

All P&NG base Turner Valley formation to Basement

TWP. 23, RGE. 4W5M Sections: 1, 10, 15, 25, 36

All P&NG from Surface to base of Mannville formation.